UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3016517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

409 Silverside Road, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

The Bancorp, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Damian M. Kozlowski

Chief Executive Officer

The Bancorp, Inc.

409 Silverside Road

Wilmington, Delaware 19809

 (Name and address of agent for service)

(302) 385-5000

 (Telephone number, including area code, of agent for service)

Copy to:

Mark E. Rosenstein, Esquire

Ledgewood

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

(215) 731-9450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	3,300,000	$7.075	$23,347,500	$3,031

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall be deemed to cover any additional shares of common stock which may be issuable under The Bancorp, Inc. 2020 Equity Incentive Plan (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.

(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on May 11, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be included in the Section 10(a) prospectus have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act, and is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by The Bancorp, Inc. (“Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
(c)	The Registrant’s Current Reports on Form 8-K filed on April 29, 2020 and May 14, 2020.
(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on November 10, 2004, including any amendments or reports filed for the purpose of updating such description.

 All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than current reports on Form 8−K furnished pursuant to Item 2.02 or Item 7.01 of Form 8−K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post−effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, or any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The registrant is a Delaware corporation.  Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

This power to indemnify applies to actions or suits brought by or in the right of the corporation to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Bylaws provide for indemnification of directors and officers of the registrant to the full extent permitted by applicable law. In accordance with the DGCL the Registrant’s Certificate of Incorporation contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders for monetary damages except (i) for breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty.

The Registrant maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

The foregoing summaries are necessarily subject to the complete texts of Section 145 of the DGCL, the Registrant’s Certificate of Incorporation, as amended, and the Registrant’s Bylaws, as amended, referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117385) filed on September 28, 2004)
5.1	Opinion of Ledgewood P.C.
10.1	The Bancorp, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 14, 2020)
23.1	Consent of Grant Thornton LLP
23.2	Consent of Ledgewood P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on May 14, 2020.

THE BANCORP, INC.

By:	/s/ Damian M. Kozlowski
Name: Damian M. Kozlowski
Title: Chief Executive Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Damian M. Kozlowski and Paul Frenkiel, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 14, 2020.

/s/ Damian M. Kozlowski Damian M. Kozlowski	Chief Executive Officer and Director (principal executive officer)

/s/ Paul Frenkiel Paul Frenkiel	Executive Vice President of Strategy, Chief Financial Officer and Secretary (principal financial and accounting officer)

/s/ John C. Chrystal John C. Chrystal	Director

/s/ Walter T. Beach Walter T. Beach	Director

/s/ Daniel G. Cohen Daniel G. Cohen	Director

/s/ Michael J. Bradley Michael J. Bradley	Director

/s/ Matthew Cohn Matthew Cohn	Director

/s/ William H. Lamb William H. Lamb	Director

/s/ James. J. McEntee III James J. McEntee III	Director

/S/ Mei-Mei Tuan Mei-Mei Tuan	Director

/S/ Hersh Kozlov Hersh Kozlov	Director

/S/ John M. Eggemeyer John M. Eggemeyer	Director
/s/ Stephanie B. Mudick	Director
Stephanie M. Mudick
/s/ Daniela A. Mielke	Director
Daniela A. Mielke